                                                        EXHIBIT (a) 3.

                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                           PAYPHONES OF AMERICA, INC.
                                 AND SUBSIDIARY

                           December 31, 1995 and 1994

KERBER, ECK & BRAECKEL LLP
CERTIFIED PUBLIC ACCOUNTANTS




                          Independent Auditors' Report
                          ----------------------------



Board of Directors
Payphones of America, Inc.



         We have audited the accompanying consolidated balance sheets of Payphones of America, Inc. (a Tennessee corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Payphones of America, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note B, the Company has suffered recurring losses from operations and has limited liquidity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Kerber, Eck & Braeckel LLP
                                        ------------------------------
                                            Kerber, Eck & Braeckel LLP


St. Louis, Missouri
January 30, 1996 (except for Note L, as
   to which the date is February 7, 1996)

                  Payphones of America, Inc. and Subsidiary

                         CONSOLIDATED BALANCE SHEETS

                                December 31,

                   ASSETS                                          1995          1994
                                                               -----------    -----------
         CURRENT ASSETS
          Cash                                                 $     3,852    $   147,910
          Accounts receivable                                      377,325        367,973
          Prepaid expenses                                          25,754         14,315
                                                               -----------    -----------

              Total current assets                                 406,931        530,198

         PROPERTY AND EQUIPMENT
          Telephone equipment                                    3,891,230      3,831,941
          Furniture and fixtures                                    59,497         47,396
          Trucks and autos                                         201,555        154,956
                                                               -----------    -----------
                                                                 4,152,282      4,034,293
            Less accumulated depreciation
              and amortization                                   1,422,621        820,509
                                                               -----------    -----------
                                                                 2,729,661      3,213,784
          Uninstalled pay telephone equipment                       89,145        104,074
          Building not used in operations, net of
            accumulated depreciation of $5,375
            for 1995 and $3,763 for 1994                            59,125         60,738
                                                               -----------    -----------
                                                                 2,877,931      3,378,596
         OTHER ASSETS
          Site location contracts, less
            accumulated amortization of $1,000,928
            for 1995 and $406,776 for 1994                       1,980,822      2,530,488
          Excess of cost over net assets of
            businesses acquired, less accumulated
            amortization of $70,377 for 1995 and
            $50,889 for 1994                                       709,125        728,613
          Covenants not to compete, less accumulated
            amortization of $545,417 for 1995 and
            $380,417 for 1994                                      279,584        444,584
          Other intangibles, less accumulated
            amortization of $59,099 for 1995 and
            $43,589 for 1994                                       102,558        117,767

          Other                                                     24,332         21,510
                                                               -----------    -----------
                                                                 3,096,421      3,842,962
                                                               -----------    -----------

                                                               $ 6,381,283    $ 7,751,756
                                                               ===========    ===========

                LIABILITIES                                        1995           1994
                                                               -----------    -----------
     CURRENT LIABILITIES
       Notes payable to bank                                   $   243,750    $   262,750
       Current maturities of long-term obligations               1,330,954      1,241,818
       Accounts payable                                            882,723        699,385
       Accrued expenses                                            146,063         18,656
                                                               -----------    -----------

             Total current liabilities                           2,603,490      2,222,609



     LONG-TERM OBLIGATIONS, less current
        maturities                                               4,753,853      5,355,740






     DEFERRED INCOME TAXES                                               -        284,000





     COMMITMENTS





     STOCKHOLDERS' EQUITY (DEFICIT)
       Convertible preferred stock - authorized but
          unissued, 10,000,000 shares                                    -              -
       Common stock - authorized, 10,000,000 shares
          without par value; issued and outstanding,
          2,567,324 shares in 1995 and 1,033,990
          shares in 1994                                           348,756        339,423
       Additional contributed capital                                    -        132,230
       Accumulated deficit                                      (1,324,816)      (582,246)
                                                               -----------    -----------
                                                                  (976,060)      (110,593)
                                                               -----------    -----------

                                                               $ 6,381,283    $ 7,751,756
                                                               ===========    ===========



         The accompanying notes are an integral part of these statements.

                  Payphones of America, Inc. and Subsidiary

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                           Year ended December 31,

                                                               1995            1994
                                                          -------------   -------------
Net sales
   Coin calls                                             $   3,747,247   $   2,153,974
   Non-coin calls                                             4,418,667       3,692,117
   Other                                                         49,221          22,053
                                                          -------------   -------------

        Total net sales                                       8,215,135       5,868,144

Cost of sales
   Telephone charges                                          3,599,271       2,676,604
   Commissions                                                1,178,156         722,746
   Service, maintenance and network expense                     289,036         214,636
   Depreciation and amortization                              1,218,095         723,516
                                                          -------------   -------------
                                                              6,284,558       4,337,502
                                                          -------------   -------------

        Gross profit                                          1,930,577       1,530,642

Selling, general and administrative expenses
   Salaries, wages and benefits                                 823,430         488,913
   Depreciation and amortization                                200,095         198,398
   Dues and subscriptions                                        53,905          50,960
   Outside services                                              40,521          63,736
   Phone maintenance                                            118,824               -
   Professional services                                        171,303          85,920
   Taxes
     Personal property                                           75,785           4,295
     Sales                                                       63,948          37,907
   Telephone                                                     69,137          24,696
   Rent                                                          71,511          31,389
   Other                                                        223,165         120,105
                                                          -------------   -------------
                                                              1,911,624       1,106,319
                                                          -------------   -------------

        Earnings from operations                                 18,953         424,323

Other income (expense)
   Interest income                                                  415          14,741
   Interest expense                                            (971,141)       (600,624)
   Gain (loss) on sale of assets                                (80,652)         98,904
   Other income                                                  12,135           9,366
                                                          -------------   -------------
                                                             (1,039,243)       (477,613)
                                                          -------------   -------------

        Loss before income taxes                             (1,020,290)        (53,290)

Income taxes
   Current                                                       (6,280)         (8,856)
   Deferred                                                     284,000        (128,000)
                                                          -------------   -------------
                                                                277,720        (136,856)
                                                          -------------   -------------

        NET LOSS                                          $    (742,570)  $    (190,146)
                                                          =============   =============


The accompanying notes are an integral part of these statements.

                  Payphones of America, Inc. and Subsidiary

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                            Period indicated below



                                                                    Additional          Retained
                                                    Common         contributed          earnings
                                                    stock            capital            (deficit)          Total
                                                 ------------      -----------      ---------------    -------------

Balance at January 1, 1994
  As originally reported                         $    339,423      $  210,219      $     (153,727)    $    395,915

  Prior period adjustment                                   -          55,192            (238,373)        (183,181)
                                                 ------------      ----------      --------------     ------------

  As restated                                         339,423         265,411            (392,100)         212,734

Net loss for the year ended
  December 31, 1994                                         -               -            (190,146)        (190,146)

Cash dividends                                              -        (133,181)                   -        (133,181)
                                                 ------------      ----------       --------------    ------------

Balance at December 31, 1994                          339,423         132,230             (582,246)       (110,593)

Net loss for the year ended
  December 31, 1995                                         -               -             (742,570)       (742,570)

Stock warrants exercised                                9,333               -                    -           9,333

Cash dividends                                              -        (132,230)                   -        (132,230)
                                                 ------------      ----------       --------------    ------------

Balance at December 31, 1995                     $    348,756      $        -       $   (1,324,816)   $   (976,060)
                                                 ============      ==========       ==============    ============





The accompanying notes are an integral part of this statement.

                  Payphones of America, Inc. and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended December 31,


                                                                                              1995             1994
                                                                                          ------------    -----------
Increase (decrease) in cash

Cash flows from operating activities
   Net loss                                                                               $  (742,570)    $  (190,146)
   Adjustments to reconcile net loss
     to net cash provided by operating activities
         Depreciation and amortization                                                      1,418,191         921,914
         (Gain) loss on sale of assets                                                         80,652         (98,904)
         Changes in assets and liabilities
            (Increase) decrease in accounts receivable                                         (9,352)          9,040
            (Increase) decrease in prepaid expenses                                           (11,439)             72
            Increase in other asset                                                            (2,822)              -
            Increase in accounts payable                                                      183,338         244,517
            Increase in accrued expenses                                                      127,407          18,554
            Increase (decrease) in deferred income taxes                                     (284,000)        128,000
                                                                                          -----------     -----------
               Total adjustments                                                            1,501,975       1,223,193
                                                                                          -----------     -----------

               Net cash provided by operating activities                                      759,405       1,033,047

Cash flows from investing activities
   Capital expenditures                                                                      (203,112)       (229,613)
   Proceeds from sale of assets                                                                54,297         195,714
                                                                                          ------------    -----------

               Net cash used in investing activities                                         (148,815)       (33,899)

Cash flows from financing activities
   Proceeds from long-term obligations                                                        507,239        123,355
   Payments on notes payable to bank                                                          (19,000)       (11,900)
   Payments on long-term obligations                                                       (1,119,990)      (696,191)
   Stock warrants exercised                                                                     9,333              -
   Dividends paid                                                                            (132,230)      (133,181)
                                                                                           -----------     ----------

               Net cash used in financing activities                                         (754,648)      (717,917)
                                                                                           -----------     ----------

Net increase (decrease) in cash                                                              (144,058)       281,231

Cash (overdraft) at beginning of period                                                       147,910       (133,321)
                                                                                          ------------    -----------

Cash at end of period                                                                     $      3,852    $   147,910
                                                                                          ============    ===========


The accompanying notes are an integral part of these statements.

                  Payphones of America, Inc. and Subsidiary

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

   1.     The Company
          -----------

   Payphones of America, Inc. operates, services and maintains a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

   2.     Principles of Consolidation
          ---------------------------

   The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

   3.     Accounts Receivable
          -------------------

   The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

   4.     Property and Equipment
          ----------------------

   Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

   5.     Intangible Assets
          -----------------

   Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

   The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

   6.     Recognition of Revenue
          ----------------------

   Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

   7.     Concentrations of Credit Risk
          -----------------------------

   Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of 1995 revenues were generated by the Company's pay telephones located in the states of Missouri (36%) and Virginia (33%). No other area has a disproportionate credit risk.

   8.     Use of Estimates
          ----------------

   In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - GOING CONCERN

   The Company has experienced recurring losses and has accumulated losses since inception of $1,324,816. As of December 31, 1995, the Company's current liabilities exceed its current assets by $2,196,559. These factors raise doubt about the Company's ability to continue as a going concern. The Company's continued existence as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its debt and lease obligations and to obtain additional financing or refinancing as may be required.
   Historically, the Company has generated sufficient cash flow to meet its obligations and to pay its debt and lease obligations, and, although it cannot be assured that the Company will be able to continue as a going concern in view of its present financial condition, management believes that continued strategic business acquisitions and improvements in planning and budgeting should enable the Company to meet its obligations and sustain its operations.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE C - NOTE PAYABLE TO BANK

   Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.50% at December 31, 1995). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on February 10, 1996.


NOTE D - LONG-TERM OBLIGATIONS

   Long-term obligations consist of the following at December 31,:

                                                                    1995
                                                ---------------------------------------------
                                                    Current       Long-term                          1994
                                                    portion        portion          Total            Total
                                                --------------  -------------   -------------   --------------
   Notes payable to stockholders                $      248,333  $     184,276   $     432,609   $      149,000

   Note payable to Mark Twain Bank                       1,594         26,988          28,582           29,683

   Notes payable to Ford Motor
      Credit Company                                    36,098         36,389          72,487           63,582

   Notes payable to Ronald L. Coleman                   14,069        299,868         313,937          426,517

   Note payable to Pay-Tele
      Communications, Inc. d/b/a
      Midwest Telecom                                  105,454        185,273         290,727          397,818

   Note payable to Communications
      Finance Corporation                               87,466        320,034         407,500          482,853

   Note payable to R. Greg Kintz and
      Paul Wm. Schindler                               103,350         45,750         149,100          236,550

   Capital lease obligations
      Berthel, Fisher & Company
         Leasing, Inc.                                 717,554      3,655,275       4,372,829        4,749,921

      Intellicall, Inc.                                 17,036              -          17,036           59,466

      Copying Concepts Office Systems                        -              -               -            2,168
                                                --------------  -------------   -------------   --------------

                                                $    1,330,954  $   4,753,853   $   6,084,807   $    6,597,558
                                                ==============  =============   =============   ==============

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE D - LONG-TERM OBLIGATIONS - Continued

   The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

   The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

   The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

   The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

   The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

   The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

   The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

   The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE D - LONG-TERM OBLIGATIONS - Continued

   The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

               Telephone equipment                              $   3,871,519
               Site location contracts                              2,980,749
                                                                -------------
                                                                    6,852,268
                  Less accumulated depreciation
                     and amortization                              (2,256,701)
                                                                -------------

                                                                $   4,595,567
                                                                =============

   Annual maturities of all long-term obligations are as follows for years following December 31, 1995:

               1996                                             $    1,330,954
               1997                                                  1,087,032
               1998                                                  1,024,518
               1999                                                    998,138
               2000                                                    771,115
               2001 and thereafter                                     873,050
                                                                --------------

                                                                $    6,084,807
                                                                ==============


NOTE E - INCOME TAXES

   The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE E - INCOME TAXES - Continued

   The provision for income taxes consists of the following for the year ended December 31,:

                                             1995          1994
                                         -----------   -------------
               Current                   $   (6,280)   $     (8,856)
               Deferred                      284,000       (128,000)
                                         -----------   ------------

                                         $   277,720   $   (136,856)
                                         ===========   ============

   Deferred tax assets and liabilities are attributable to the following at December 31,:

                                                                                    1995             1994
                                                                               -------------    -------------
     Deferred tax assets (liabilities)
       Noncurrent
          Accumulated depreciation                                              $   (472,000)    $   (365,000)
          Accumulated amortization                                                   262,000           81,000
          Tax benefit of net operating loss
             carryforward                                                            460,000                -
                                                                               -------------    -------------
                                                                                     250,000         (284,000)
       Less valuation allowance                                                     (250,000)               -
                                                                               -------------    -------------

               Net deferred tax asset (liability)                              $           -    $    (284,000)
                                                                               =============    =============

   A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

   The Company has net operating loss carryforwards for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

               2008                                             $       9,194
               2009                                                   332,849
               2010                                                   836,510
                                                                -------------

                                                                $   1,178,553
                                                                =============

                  Payphones of America, Inc. and Subsidiary

                           December 31, 1995 and 1994


NOTE F - COMMITMENTS

   The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended December 31,:

               1996                                             $    95,091
               1997                                                  93,246
               1998                                                  60,550
               1999                                                  59,000
               2000                                                  64,400
               2001 and thereafter                                  310,500
                                                                -----------

               Total minimum lease payments                     $   682,787
                                                                ===========

   Rent expense for all operating leases for the years ended December 31, 1995 and 1994,was $71,512 and $31,389, respectively.


NOTE G - STOCK WARRANTS

   The Company has issued various warrants which are exercisable for common stock as follows:

                     Warrant          Number          Exercise                Expiration
                      number       of shares          price                      date
                     -----------------------      ---------------     --------------------------
                       6                319,114       $   1.00        October 24, 2004
                       9                250,000       $   2.00        July 28, 2000

   Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.


NOTE H - STATEMENT OF CASH FLOWS

   Cash paid for interest and income taxes was as follows during the year ended December 31,:

                                                                       1995          1994
                                                                   -----------   ------------

               Interest                                            $   852,612   $    597,956
               Income taxes                                              6,280         16,388

   During 1995 and 1994, the Company entered into capital lease obligations totalling $100,000 and $4,000,000, respectively, which represent noncash financing activities.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE I - PRIOR PERIOD ADJUSTMENT

   Retained earnings at December 31, 1994, were restated following completion of the Company's first audit to reflect the correction of the following account balances:

               Accounts receivable                              $   (14,061)
               Property and equipment                                15,307
               Other assets                                          20,521
               Accumulated depreciation and
                  amortization                                       21,219
               Accounts payable                                     (94,965)
               Income taxes payable                                 (20,639)
               Notes payable                                         49,112
               Deferred income taxes                               (156,000)
               Additional contributed capital                       (55,192)
               Other                                                 (3,675)
                                                                -----------

                                                                $   238,373
                                                                ===========


NOTE J - ACQUISITION

   On September 23, 1994, the Company purchased certain assets of Eastern Telecom Corporation, operators of pay telephones in the Southeastern region of the United States. The acquisition was accounted for using the purchase method. The purchase price of $4,000,000 was allocated as follows:

          Fair market value of assets acquired
               Inventories                                      $        2,000
               Equipment                                             1,721,839
               Site contracts                                        2,276,161
                                                                --------------

          Purchase price                                        $    4,000,000
                                                                ==============


   In connection with the asset purchase, the Company entered into a purchase commitment with the seller for services of $500,000. In 1995, the commitment decreased to approximately $192,000 based on actual revenues generated by the assets acquired. The Company's annual obligation under this agreement is $32,000 through 2001.


NOTE K- RECLASSIFICATIONS

   Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation.

                  Payphones of America, Inc. and Subsidiary

                          December 31, 1995 and 1994


NOTE L - SUBSEQUENT EVENT

   On February 7, 1996, the Telecommunications Act of 1996 was signed into law. The Act recognizes that independent public payphone providers are entitled to fair rules to compete with the Regional Bell Operating Companies and other local exchange companies. For instance, the Act prohibits Bell operating companies from subsidizing payphone service directly or indirectly with revenues generated from their exchange or access services. Bell companies are also prohibited from discriminating in favor of their payphone services. The legislation directs the Federal Communications Commission to develop fair rules in implementing the payphone provision within nine months. The potential impact of this Act on the financial position of the Company is unknown at this time.


NOTE M - FAIR VALUES OF FINANCIAL INSTRUMENTS

   The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at December 31, 1995, based on market rates and conditions.